UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No.     )*

eLoyalty Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

290151307

(CUSIP Number)

Robert Yin

Sutter Hill Ventures, 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304  650-493-5600

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

September 12, 2008

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☒

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 290151307

1.	Names of Reporting Persons Sutter Hill Ventures, A California Limited Partnership 77-0287059

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,990,100*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,990,100*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,990,100

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 21.1%

14.	Type of Reporting Person (See Instructions) PN

* See Note 2 on Exhibit A.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of eLoyalty Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 150 Field Drive, Suite 250, Lake Forest, Illinois  60045.

Item 2.	Identity and Background
(a) This Schedule is filed by Sutter Hill Ventures, A California Limited Partnership (the “Reporting Person”).
(b) The Reporting Person’s business address is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.
(c)

The Reporting Person’s present principal occupation or employment (and the principal business and address of any corporation or organization in which such employment is conducted) is as follows: The Reporting Person is a venture capital fund. The principal business address of the organization in which such business is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.

(d)

and (e)  The Reporting Person has not, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). The Reporting Person has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a U.S. entity, organized under the laws of the State of California.

Item 3.	Source and Amount of Funds or Other Consideration

The response to Item 5(c), below is incorporated herein by reference. The source of funds of the Reporting Person for the acquisition of the 1,269,239 shares of Common Stock in the rights offering that necessitated the filing of this Schedule (such shares, the “Rights Offering Shares”) was working capital. The consideration for the Rights Offering Shares was $7,196,585.13.

Item 4.	Purpose of Transaction
The Common Stock and Series B Preferred Stock beneficially owned by the Reporting Person was acquired and is held for investment purposes.

The Reporting Person may also pursue other alternatives available in order to maximize the value of its investment in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions or otherwise, and (b) the sale of all or a portion of the Common or Series B Preferred Stock now owned or hereafter acquired.

Other than as set forth above in this Item 4, the Reporting Person has no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer
(a) – (b) The responses to Items 7 – 13 of the cover page of the Schedule are incorporated herein by reference. Please also see Exhibit A Note 2.

(c) On September 12, 2008, the Reporting Person acquired the beneficial ownership of 1,269,239 shares of Common Stock of the Issuer pursuant to a rights offering effective August 14, 2008 that expired on September 12, 2008, at $5.67 per share for a total of $7,196,585.13.

(d) The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e) Not applicable

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Person and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
1. Power of Attorney dated September 18, 2008.
2. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2008
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Tench Coxe, Managing Director of the General Partner
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 290151307

1.	Names of Reporting Persons Sutter Hill Entrepreneurs Fund (AI), L.P. 94-3338942

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 14,707*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 14,707*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,707

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0.1%

14.	Type of Reporting Person (See Instructions) PN

* See Note 3 on Exhibit A.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of eLoyalty Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 150 Field Drive, Suite 250, Lake Forest, Illinois  60045.

Item 2.	Identity and Background
(a) This Schedule is filed by Sutter Hill Entrepreneurs Fund (AI), L.P. (the “Reporting Person”).
(b) The Reporting Person’s business address is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.
(c)

TheReporting Person’s present principal occupation or employment (and the principal business and address of any corporation or organization in which such business is conducted) is as follows:  The Reporting Person is a venture capital fund. The principal business address of the organization in which such employment is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304.

(d)

and (e)  The Reporting Person has not, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). The Reporting Person has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a U.S. entity, organized under the laws of the State of California.

Item 3.	Source and Amount of Funds or Other Consideration

The response to Item 5(c), below is incorporated herein by reference. The Reporting Person did not acquire shares of Common Stock in the rights offering that necessitated the filing of this Schedule (such shares, the “Rights Offering Shares”). The consideration for the Rights Offering Shares was $0.00.

Item 4.	Purpose of Transaction
The Common Stock and Series B Preferred Stock beneficially owned by the Reporting Person was acquired and is held for investment purposes.

The Reporting Person may also pursue other alternatives available in order to maximize the value of its investment in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions or otherwise, and (b) the sale of all or a portion of the Common or Series B Preferred Stock now owned or hereafter acquired.

Other than as set forth above in this Item 4, the Reporting Person has no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer
(a) – (b) The responses to Items 7 – 13 of the cover page of the Schedule are incorporated herein by reference. Please also see Exhibit A Note 3.
(c) The Reporting Person did not have any transactions in the class of securities of the Issuer during the past sixty days.

(d) The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e) Not applicable

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Person and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
1. Power of Attorney dated September 18, 2008.
2. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2008
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Tench Coxe, Managing Director of the General Partner
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 290151307

1.	Names of Reporting Persons Sutter Hill Entrepreneurs Fund (QP), L.P. 94-3338941

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 37,265*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 37,265*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 37,265

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0.3%

14.	Type of Reporting Person (See Instructions) PN

* See Note 4 on Exhibit A.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of eLoyalty Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 150 Field Drive, Suite 250, Lake Forest, Illinois  60045.

Item 2.	Identity and Background
(a) This Schedule is filed by Sutter Hill Entrepreneurs Fund (QP), L.P. (the “Reporting Person”).
(b) The Reporting Person’s business address is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.
(c)

The Reporting Person’s present principal occupation or employment (and the principal business and address of any corporation or organization in which such employment is conducted) is as follows:  The Reporting Person is a venture capital fund. The principal business address of the organization in which such employment is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304.

(d)

and (e)  The Reporting Person has not, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). The Reporting Person has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a U.S. entity, organized under the laws of the State of California.

Item 3.	Source and Amount of Funds or Other Consideration

The response to Item 5(c), below is incorporated herein by reference. The Reporting Person did not acquire shares of Common Stock in the rights offering that necessitated the filing of this Schedule (such shares, the “Rights Offering Shares”). The consideration for the Rights Offering Shares was $0.00.

Item 4.	Purpose of Transaction
The Common Stock and Series B Preferred Stock beneficially owned by the Reporting Person was acquired and is held for investment purposes.

The Reporting Person may also pursue other alternatives available in order to maximize the value of its investment in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions or otherwise, and (b) the sale of all or a portion of the Common or Series B Preferred Stock now owned or hereafter acquired.

Other than as set forth above in this Item 4, the Reporting Person has no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer
(a) – (b) The responses to Items 7 – 13 of the cover page of the Schedule are incorporated herein by reference. Please also see Exhibit A Note 4.
(c) The Reporting Person did not have any transactions in the class of securities of the Issuer during the past sixty days.

(d) The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e) Not applicable

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Person and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
1. Power of Attorney dated September 18, 2008.
2. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2008
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Tench Coxe, Managing Director of the General Partner
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 290151307

1.	Names of Reporting Persons David L. Anderson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 224,751*

	8.	Shared Voting Power 3,042,072**

	9.	Sole Dispositive Power 224,751*

	10.	Shared Dispositive Power 3,042,072**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,266,823

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 22.9%

14.	Type of Reporting Person (See Instructions) IN

* See Note 5 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI) L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of eLoyalty Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 150 Field Drive, Suite 250, Lake Forest, Illinois  60045.

Item 2.	Identity and Background
(a) This Schedule is filed by David L. Anderson (the “Reporting Person”).
(b) The Reporting Person’s business address is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.
(c)

The Reporting Person’s present principal occupation or employment (and the principal business and address of any corporation or organization in which such employment is conducted) is as follows:  The Reporting Person is a Managing Director of a venture capital fund. The principal business address of the organization in which such employment is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304.

(d)

and (e)  The Reporting Person has not, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). The Reporting Person has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a U.S. citizen.

Item 3.	Source and Amount of Funds or Other Consideration

The response to Item 5(c), below is incorporated herein by reference. The source of funds of the Reporting Person for the acquisition of the 95,395 shares of Common Stock in the rights offering that necessitated the filing of this Schedule (such shares, the “Rights Offering Shares”) was personal funds. The consideration for the Rights Offering Shares was $540,889.65.

Item 4.	Purpose of Transaction
The Common Stock and Series B Preferred Stock beneficially owned by the Reporting Person was acquired and is held for investment purposes.

The Reporting Person may also pursue other alternatives available in order to maximize the value of his investment in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions or otherwise, and (b) the sale of all or a portion of the Common or Series B Preferred Stock now owned or hereafter acquired by him.

Other than as set forth above in this Item 4, the Reporting Person has no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer
(a) – (b) The responses to Items 7 – 13 of the cover page of the Schedule are incorporated herein by reference. Please also see Exhibit A Notes 1 and 5.

(c) On September 12, 2008, the Reporting Person acquired the beneficial ownership of 95,395 shares of Common Stock of the Issuer pursuant to a rights offering effective August 14, 2008 that expired on September 12, 2008, at $5.67 per share for a total of $540,889.65.

(d) The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e) Not applicable

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Person and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
1. Power of Attorney dated September 18, 2008.
2. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2008
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for David L. Anderson
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 290151307

1.	Names of Reporting Persons G. Leonard Baker, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 238,666*

	8.	Shared Voting Power 3,042,072**

	9.	Sole Dispositive Power 238,666*

	10.	Shared Dispositive Power 3,042,072**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,280,738

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 23.0%

14.	Type of Reporting Person (See Instructions) IN

* See Note 6 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI) L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of eLoyalty Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 150 Field Drive, Suite 250, Lake Forest, Illinois  60045.

Item 2.	Identity and Background
(a) This Schedule is filed by G. Leonard Baker, Jr. (the “Reporting Person”).
(b) The Reporting Person’s business address is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.
(c)

The Reporting Person’s present principal occupation or employment (and the principal business and address of any corporation or organization in which such employment is conducted) is as follows:  The Reporting Person is a Managing Director of a venture capital fund. The principal business address of the organization in which such employment is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304.

(d)

and (e)  The Reporting Person has not, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). The Reporting Person has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a U.S. citizen.

Item 3.	Source and Amount of Funds or Other Consideration

The response to Item 5(c), below is incorporated herein by reference. The source of funds of the Reporting Person for the acquisition of the 101,305 shares of Common Stock in the rights offering that necessitated the filing of this Schedule (such shares, the “Rights Offering Shares”) was personal funds. The consideration for the Rights Offering Shares was $574,399.35.

Item 4.	Purpose of Transaction
The Common Stock and Series B Preferred Stock beneficially owned by the Reporting Person was acquired and is held for investment purposes.

The Reporting Person may also pursue other alternatives available in order to maximize the value of his investment in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions or otherwise, and (b) the sale of all or a portion of the Common or Series B Preferred Stock now owned or hereafter acquired by him.

Other than as set forth above in this Item 4, the Reporting Person has no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer
(a) – (b) The responses to Items 7 – 13 of the cover page of the Schedule are incorporated herein by reference. Please also see Exhibit A Notes 1 and 6.

(c) On September 12, 2008, the Reporting Person acquired the beneficial ownership of 101,305 shares of Common Stock of the Issuer pursuant to a rights offering effective August 14, 2008 that expired on September 12, 2008, at $5.67 per share for a total of $574,399.35.

(d) The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e) Not applicable

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Person and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
1. Power of Attorney dated September 18, 2008.
2. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2008
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for G. Leonard Baker, Jr.
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 290151307

1.	Names of Reporting Persons William H. Younger, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 281,406*

	8.	Shared Voting Power 3,042,072**

	9.	Sole Dispositive Power 281,406*

	10.	Shared Dispositive Power 3,042,072**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,323,478

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 23.3%

14.	Type of Reporting Person (See Instructions) IN

* See Note 7 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI) L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of eLoyalty Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 150 Field Drive, Suite 250, Lake Forest, Illinois  60045.

Item 2.	Identity and Background
(a) This Schedule is filed by William H. Younger, Jr. (the “Reporting Person”).
(b) The Reporting Person’s business address is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.
(c)

The Reporting Person’s present principal occupation or employment (and the principal business and address of any corporation or organization in which such employment is conducted) is as follows:  The Reporting Person is a Managing Director of a venture capital fund. The principal business address of the organization in which such employment is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304.

(d)

and (e)  The Reporting Person has not, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). The Reporting Person has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a U.S. citizen.

Item 3.	Source and Amount of Funds or Other Consideration

The response to Item 5(c), below is incorporated herein by reference. The source of funds of the Reporting Person for the acquisition of the 119,445 shares of Common Stock in the rights offering that necessitated the filing of this Schedule (such shares, the “Rights Offering Shares”) was personal funds. The consideration for the Rights Offering Shares was $677,253.15.

Item 4.	Purpose of Transaction
The Common Stock and Series B Preferred Stock beneficially owned by the Reporting Person was acquired and is held for investment purposes.

The Reporting Person may also pursue other alternatives available in order to maximize the value of his investment in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions or otherwise, and (b) the sale of all or a portion of the Common or Series B Preferred Stock now owned or hereafter acquired by him.

Other than as set forth above in this Item 4, the Reporting Person has no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer
(a) – (b) The responses to Items 7 – 13 of the cover page of the Schedule are incorporated herein by reference. Please also see Exhibit A Notes 1 and 7.

(c) On September 12, 2008, the Reporting Person acquired the beneficial ownership of 119,445 shares of Common Stock of the Issuer pursuant to a rights offering effective August 14, 2008 that expired on September 12, 2008, at $5.67 per share for a total of $677,253.15.

(d) The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e) Not applicable

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Person and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
1. Power of Attorney dated September 18, 2008.
2. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2008
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for William H. Younger, Jr.
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 290151307

1.	Names of Reporting Persons Tench Coxe

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 577,964*

	8.	Shared Voting Power 3,042,072**

	9.	Sole Dispositive Power 577,964*

	10.	Shared Dispositive Power 3,042,072**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,620,036

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 25.2%

14.	Type of Reporting Person (See Instructions) IN

* See Note 8 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI) L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of eLoyalty Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 150 Field Drive, Suite 250, Lake Forest, Illinois  60045.

Item 2.	Identity and Background
(a) This Schedule is filed by Tench Coxe (the “Reporting Person”).
(b) The Reporting Person’s business address is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.
(c)

The Reporting Person’s present principal occupation or employment (and the principal business and address of any corporation or organization in which such employment is conducted) is as follows:  The Reporting Person is a Managing Director of a venture capital fund. The principal business address of the organization in which such employment is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304.

(d)

and (e)  The Reporting Person has not, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). The Reporting Person has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a U.S. citizen.

Item 3.	Source and Amount of Funds or Other Consideration

The response to Item 5(c), below is incorporated herein by reference. The source of funds of the Reporting Person for the acquisition of the 216,545 shares of Common Stock in the rights offering that necessitated the filing of this Schedule (such shares, the “Rights Offering Shares”) was personal funds. The consideration for the Rights Offering Shares was $1,227,810.15.

Item 4.	Purpose of Transaction
The Common Stock and Series B Preferred Stock beneficially owned by the Reporting Person was acquired and is held for investment purposes.

The Reporting Person may also pursue other alternatives available in order to maximize the value of his investment in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions or otherwise, and (b) the sale of all or a portion of the Common or Series B Preferred Stock now owned or hereafter acquired by him.

Other than as set forth above in this Item 4, the Reporting Person has no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer
(a) – (b) The responses to Items 7 – 13 of the cover page of the Schedule are incorporated herein by reference. Please also see Exhibit A Notes 1 and 8.

(c) On August 8, 2008, the Reporting Person received 1,404 shares of Common Stock of the Issuer in lieu of cash payment for attending board and committee meetings. The Reporting Person is a member of the Board of Directors of the Issuer.

On September 12, 2008, the Reporting Person acquired the beneficial ownership of 216,545 shares of Common Stock of the Issuer pursuant to a rights offering effective August 14, 2008 that expired on September 12, 2008, at $5.67 per share for a total of $1,227,810.15.

(d) The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e) Not applicable

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Person and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
1. Power of Attorney dated September 18, 2008.
2. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2008
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Tench Coxe
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 290151307

1.	Names of Reporting Persons Gregory P. Sands

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 70,772*

	8.	Shared Voting Power 3,042,072**

	9.	Sole Dispositive Power 70,772*

	10.	Shared Dispositive Power 3,042,072**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,112,844

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 21.9%

14.	Type of Reporting Person (See Instructions) IN

* See Note 9 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI) L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of eLoyalty Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 150 Field Drive, Suite 250, Lake Forest, Illinois  60045.

Item 2.	Identity and Background
(a) This Schedule is filed by Gregory P. Sands (the “Reporting Person”).
(b) The Reporting Person’s business address is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.
(c)

The Reporting Person’s present principal occupation or employment (and the principal business and address of any corporation or organization in which such employment is conducted) is as follows:  The Reporting Person is a Managing Director of a venture capital fund. The principal business address of the organization in which such employment is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304.

(d)

and (e)  The Reporting Person has not, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). The Reporting Person has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a U.S. citizen.

Item 3.	Source and Amount of Funds or Other Consideration

The response to Item 5(c), below is incorporated herein by reference. The source of funds of the Reporting Person for the acquisition of the 30,035 shares of Common Stock in the rights offering that necessitated the filing of this Schedule (such shares, the “Rights Offering Shares”) was personal funds. The consideration for the Rights Offering Shares was $170,298.45.

Item 4.	Purpose of Transaction
The Common Stock and Series B Preferred Stock beneficially owned by the Reporting Person was acquired and is held for investment purposes.

The Reporting Person may also pursue other alternatives available in order to maximize the value of his investment in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions or otherwise, and (b) the sale of all or a portion of the Common or Series B Preferred Stock now owned or hereafter acquired by him.

Other than as set forth above in this Item 4, the Reporting Person has no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer
(a) – (b) The responses to Items 7 – 13 of the cover page of the Schedule are incorporated herein by reference. Please also see Exhibit A Notes 1 and 9.

(c) On September 12, 2008, the Reporting Person acquired the beneficial ownership of 30,035 shares of Common Stock of the Issuer pursuant to a rights offering effective August 14, 2008 that expired on September 12, 2008, at $5.67 per share for a total of $170,298.45.

(d) The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e) Not applicable

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Person and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
1. Power of Attorney dated September 18, 2008.
2. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2008
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Gregory P. Sands
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 290151307

1.	Names of Reporting Persons James C. Gaither

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 55,187*

	8.	Shared Voting Power 3,042,072**

	9.	Sole Dispositive Power 55,187*

	10.	Shared Dispositive Power 3,042,072**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,097,259

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 21.8%

14.	Type of Reporting Person (See Instructions) IN

* See Note 10 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI) L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of eLoyalty Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 150 Field Drive, Suite 250, Lake Forest, Illinois  60045.

Item 2.	Identity and Background
(a) This Schedule is filed by James C. Gaither (the “Reporting Person”).
(b) The Reporting Person’s business address is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.
(c)

The Reporting Person’s present principal occupation or employment (and the principal business and address of any corporation or organization in which such employment is conducted) is as follows:  The Reporting Person is a Managing Director of a venture capital fund. The principal business address of the organization in which such employment is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304.

(d)

and (e)  The Reporting Person has not, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). The Reporting Person has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a U.S. citizen.

Item 3.	Source and Amount of Funds or Other Consideration

The response to Item 5(c), below is incorporated herein by reference. The source of funds of the Reporting Person for the acquisition of the 23,416 shares of Common Stock in the rights offering that necessitated the filing of this Schedule (such shares, the “Rights Offering Shares”) was personal funds. The consideration for the Rights Offering Shares was $132,768.72.

Item 4.	Purpose of Transaction
The Common Stock and Series B Preferred Stock beneficially owned by the Reporting Person was acquired and is held for investment purposes.

The Reporting Person may also pursue other alternatives available in order to maximize the value of his investment in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions or otherwise, and (b) the sale of all or a portion of the Common or Series B Preferred Stock now owned or hereafter acquired by him.

Other than as set forth above in this Item 4, the Reporting Person has no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer
(a) – (b) The responses to Items 7 – 13 of the cover page of the Schedule are incorporated herein by reference. Please also see Exhibit A Notes 1 and 10.

(c) On September 12, 2008, the Reporting Person acquired the beneficial ownership of 23,416 shares of Common Stock of the Issuer pursuant to a rights offering effective August 14, 2008 that expired on September 12, 2008, at $5.67 per share for a total of $132,768.72.

(d) The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e) Not applicable

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Person and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
1. Power of Attorney dated September 18, 2008.
2. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2008
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for James C. Gaither
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 290151307

1.	Names of Reporting Persons James N. White

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 112,999*

	8.	Shared Voting Power 3,042,072**

	9.	Sole Dispositive Power 112,999*

	10.	Shared Dispositive Power 3,042,072**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,155,071

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 22.2%

14.	Type of Reporting Person (See Instructions) IN

* See Note 11 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI) L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of eLoyalty Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 150 Field Drive, Suite 250, Lake Forest, Illinois  60045.

Item 2.	Identity and Background
(a) This Schedule is filed by James N. White (the “Reporting Person”).
(b) The Reporting Person’s business address is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.
(c)

The Reporting Person’s present principal occupation or employment (and the principal business and address of any corporation or organization in which such employment is conducted) is as follows:  The Reporting Person is a Managing Director of a venture capital fund. The principal business address of the organization in which such employment is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304.

(d)

and (e)  The Reporting Person has not, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). The Reporting Person has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a U.S. citizen.

Item 3.	Source and Amount of Funds or Other Consideration

The response to Item 5(c), below is incorporated herein by reference. The source of funds of the Reporting Person for the acquisition of the 47,962 shares of Common Stock in the rights offering that necessitated the filing of this Schedule (such shares, the “Rights Offering Shares”) was personal funds. The consideration for the Rights Offering Shares was $271,944.54.

Item 4.	Purpose of Transaction
The Common Stock and Series B Preferred Stock beneficially owned by the Reporting Person was acquired and is held for investment purposes.

The Reporting Person may also pursue other alternatives available in order to maximize the value of his investment in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions or otherwise, and (b) the sale of all or a portion of the Common or Series B Preferred Stock now owned or hereafter acquired by him.

Other than as set forth above in this Item 4, the Reporting Person has no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer
(a) – (b) The responses to Items 7 – 13 of the cover page of the Schedule are incorporated herein by reference. Please also see Exhibit A Notes 1 and 11.

(c) On September 12, 2008, the Reporting Person acquired the beneficial ownership of 47,962 shares of Common Stock of the Issuer pursuant to a rights offering effective August 14, 2008 that expired on September 12, 2008, at $5.67 per share for a total of $271,944.54.

(d) The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e) Not applicable

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Person and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
1. Power of Attorney dated September 18, 2008.
2. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2008
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for James N. White
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 290151307

1.	Names of Reporting Persons Jeffrey W. Bird

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 74,110*

	8.	Shared Voting Power 3,042,072**

	9.	Sole Dispositive Power 74,110*

	10.	Shared Dispositive Power 3,042,072**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,116,182

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 22.0%

14.	Type of Reporting Person (See Instructions) IN

* See Note 12 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI) L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of eLoyalty Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 150 Field Drive, Suite 250, Lake Forest, Illinois  60045.

Item 2.	Identity and Background
(a) This Schedule is filed by Jeffrey W. Bird (the “Reporting Person”).
(b) The Reporting Person’s business address is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.
(c)

The Reporting Person’s present principal occupation or employment (and the principal business and address of any corporation or organization in which such employment is conducted) is as follows:  The Reporting Person is a Managing Director of a venture capital fund. The principal business address of the organization in which such employment is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304.

(d)

and (e) The Reporting Person has not, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). The Reporting Person has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a U.S. citizen.

Item 3.	Source and Amount of Funds or Other Consideration

The response to Item 5(c), below is incorporated herein by reference. The source of funds of the Reporting Person for the acquisition of the 31,457 shares of Common Stock in the rights offering that necessitated the filing of this Schedule (such shares, the “Rights Offering Shares”) was personal funds. The consideration for the Rights Offering Shares was $178,361.19.

Item 4.	Purpose of Transaction
The Common and Series B Preferred Stock beneficially owned by the Reporting Person was acquired and is held for investment purposes.

The Reporting Person may also pursue other alternatives available in order to maximize the value of his investment in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions or otherwise, and (b) the sale of all or a portion of the Common or Series B Preferred Stock now owned or hereafter acquired by him.

Other than as set forth above in this Item 4, the Reporting Person has no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer
(a) – (b) The responses to Items 7 – 13 of the cover page of the Schedule are incorporated herein by reference. Please also see Exhibit A Notes 1 and 12.

(c) On September 12, 2008, the Reporting Person acquired the beneficial ownership of 31,457 shares of Common Stock of the Issuer pursuant to a rights offering effective August 14, 2008 that expired on September 12, 2008, at $5.67 per share for a total of $178,361.19.

(d) The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e) Not applicable
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Person and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
1. Power of Attorney dated September 18, 2008.
2. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2008
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Jeffrey W. Bird
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 290151307

1.	Names of Reporting Persons David E. Sweet

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 43,515*

	8.	Shared Voting Power 3,042,072**

	9.	Sole Dispositive Power 43,515*

	10.	Shared Dispositive Power 3,042,072**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,085,587

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 21.8%

14.	Type of Reporting Person (See Instructions) IN

* See Note 13 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI) L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of eLoyalty Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 150 Field Drive, Suite 250, Lake Forest, Illinois  60045.

Item 2.	Identity and Background
(a) This Schedule is filed by David E. Sweet (the “Reporting Person”).
(b) The Reporting Person’s business address is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.
(c)

The Reporting Person’s present principal occupation or employment (and the principal business and address of any corporation or organization in which such employment is conducted) is as follows:  The Reporting Person is a Managing Director of a venture capital fund. The principal business address of the organization in which such employment is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304.

(d)

and (e)  The Reporting Person has not, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). The Reporting Person has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a U.S. citizen.

Item 3.	Source and Amount of Funds or Other Consideration

The response to Item 5(c), below is incorporated herein by reference. The source of funds of the Reporting Person for the acquisition of the 18,469 shares of Common Stock in the rights offering that necessitated the filing of this Schedule (such shares, the “Rights Offering Shares”) was personal funds. The consideration for the Rights Offering Shares was $104,719.23.

Item 4.	Purpose of Transaction
The Common and Series B Preferred Stock beneficially owned by the Reporting Person was acquired and is held for investment purposes.

The Reporting Person may also pursue other alternatives available in order to maximize the value of his investment in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions or otherwise, and (b) the sale of all or a portion of the Common or Series B Preferred Stock now owned or hereafter acquired by him.

Other than as set forth above in this Item 4, the Reporting Person has no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer
(a) – (b) The responses to Items 7 – 13 of the cover page of the Schedule are incorporated herein by reference. Please also see Exhibit A Notes 1 and 13.

(c) On September 12, 2008, the Reporting Person acquired the beneficial ownership of 18,469 shares of Common Stock of the Issuer pursuant to a rights offering effective August 14, 2008 that expired on September 12, 2008, at $5.67 per share for a total of $104,719.23.

(d) The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e) Not applicable

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Person and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
1. Power of Attorney dated September 18, 2008.
2. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2008
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for David E. Sweet
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 290151307

1.	Names of Reporting Persons Andrew T. Sheehan

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 9,052*

	8.	Shared Voting Power 3,042,072**

	9.	Sole Dispositive Power 9,052*

	10.	Shared Dispositive Power 3,042,072**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,051,124

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 21.5%

14.	Type of Reporting Person (See Instructions) IN

* See Note 14 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI) L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of eLoyalty Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 150 Field Drive, Suite 250, Lake Forest, Illinois  60045.

Item 2.	Identity and Background
(a) This Schedule is filed by Andrew T. Sheehan (the “Reporting Person”).
(b) The Reporting Person’s business address is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.
(c)

The Reporting Person’s present principal occupation or employment (and the principal business and address of any corporation or organization in which such employment is conducted) is as follows:  The Reporting Person is a Managing Director of a venture capital fund. The principal business address of the organization in which such employment is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304.

(d)

and (e)  The Reporting Person has not, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). The Reporting Person has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a U.S. citizen.

Item 3.	Source and Amount of Funds or Other Consideration

The response to Item 5(c), below is incorporated herein by reference. The source of funds of the Reporting Person for the acquisition of the 3,842 shares of Common Stock in the rights offering that necessitated the filing of this Schedule (such shares, the “Rights Offering Shares”) was personal funds. The consideration for the Rights Offering Shares was $21,784.14.

Item 4.	Purpose of Transaction
The Common Stock and Series B Preferred Stock beneficially owned by the Reporting Person was acquired and is held for investment purposes.

The Reporting Person may also pursue other alternatives available in order to maximize the value of his investment in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions or otherwise, and (b) the sale of all or a portion of the Common or Series B Preferred Stock now owned or hereafter acquired by him.

Other than as set forth above in this Item 4, the Reporting Person has no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer
(a) – (b) The responses to Items 7 – 13 of the cover page of the Schedule are incorporated herein by reference. Please also see Exhibit A Notes 1 and 14.

(c) On September 12, 2008, the Reporting Person acquired the beneficial ownership of 3,842 shares of Common Stock of the Issuer pursuant to a rights offering effective August 14, 2008 that expired on September 12, 2008, at $5.67 per share for a total of $21,784.14.

(d) The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e) Not applicable

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Person and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
1. Power of Attorney dated September 18, 2008.
2. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2008
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Andrew T. Sheehan
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 290151307

1.	Names of Reporting Persons Michael L. Speiser

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0

	8.	Shared Voting Power 3,042,072**

	9.	Sole Dispositive Power 0

	10.	Shared Dispositive Power 3,042,072**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,042,072

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 21.5%

14.	Type of Reporting Person (See Instructions) IN

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI) L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of eLoyalty Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 150 Field Drive, Suite 250, Lake Forest, Illinois  60045.

Item 2.	Identity and Background
(a) This Schedule is filed by Michael L. Speiser (the “Reporting Person”).
(b) The Reporting Person’s business address is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.
(c)

The Reporting Person’s present principal occupation or employment (and the principal business and address of any corporation or organization in which such employment is conducted) is as follows:  The Reporting Person is a Managing Director of a venture capital fund. The principal business address of the organization in which such employment is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304.

(d)

and (e)  The Reporting Person has not, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). The Reporting Person has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a U.S. citizen.

Item 3.	Source and Amount of Funds or Other Consideration

The response to Item 5(c), below is incorporated herein by reference. The Reporting Person did not acquire any shares of Common Stock in the rights offering that necessitated the filing of this Schedule (such shares, the “Rights Offering Shares”). The consideration for the Rights Offering Shares was $0.00.

Item 4.	Purpose of Transaction
The Common Stock and Series B Preferred Stock beneficially owned by the Reporting Person was acquired and is held for investment purposes.

The Reporting Person may also pursue other alternatives available in order to maximize the value of his investment in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions or otherwise, and (b) the sale of all or a portion of the Common or Series B Preferred Stock now owned or hereafter acquired by him.

Other than as set forth above in this Item 4, the Reporting Person has no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer
(a) – (b) The responses to Items 7 – 13 of the cover page of the Schedule are incorporated herein by reference. Please also see Exhibit A Note 1.
(c) The Reporting Person did not directly have any transactions in the class of securities of the Issuer during the past sixty days.

(d) The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e) Not applicable

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Person and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
1. Power of Attorney dated September 18, 2008.
2. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2008
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Michael L. Speiser
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

EXHIBIT A TO SCHEDULE 13D - ELOYALTY CORPORATION

	Aggregate Number of
	Shares Beneficially Owned				% of
Name of Reporting Person	Individual		Aggregate		Total Shares

Sutter Hill Ventures, A California Limited Partnership	2,990,100	Note 2			21.1%

Sutter Hill Entrepreneurs Fund (AI), L.P.	14,707	Note 3			0.1%

Sutter Hill Entrepreneurs Fund (QP), L.P.	37,265	Note 4			0.3%

Total of Sutter Hill Funds	3,042,072

David L. Anderson	224,751	Note 5			1.7%
			3,266,823	Note 1	22.9%

G. Leonard Baker, Jr.	238,666	Note 6			1.8%
			3,280,738	Note 1	23.0%

William H. Younger, Jr.	281,406	Note 7			2.1%
			3,323,478	Note 1	23.3%

Tench Coxe	577,964	Note 8			4.3%
			3,620,036	Note 1	25.2%

Gregory P. Sands	70,772	Note 9			0.5%
			3,112,844	Note 1	21.9%

James C. Gaither	55,187	Note 10			0.4%
			3,097,259	Note 1	21.8%

James N. White	112,999	Note 11			0.8%
			3,155,071	Note 1	22.2%

Jeffrey W. Bird	74,110	Note 12			0.6%
			3,116,182	Note 1	22.0%

David E. Sweet	43,515	Note 13			0.3%
			3,085,587	Note 1	21.8%

Andrew T. Sheehan	9,052	Note 14			0.1%
			3,051,124	Note 1	21.5%

Michael L. Speiser	0				0.0%
			3,042,072	Note 1	21.5%

Note 1:  Includes individual shares plus all shares held by the following partnerships in which the reporting person is a Managing Director of the General Partner: Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P. The reporting person disclaims beneficial ownership of these partnerships’ shares except as to the reporting person’s pecuniary interest therein.

Note 2: Includes 806,840 shares of Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock.

Note 3:  Includes 8,854 shares of Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock.

Note 4:  Includes 22,418 shares of Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock.

Note 5:  Includes 22,921 shares (of which 3,738 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Comon Stock) held in The Anderson Living Trust of which the reporting person is the trustee, 114,762 shares (of which 42,309 are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held by Acrux Partners, LP of which the reporting person is the trustee of a trust which is the General Partner, 69,409 shares (of which 28,020 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held by Anvest, L.P. of which the reporting person is the General Partner and 17,659 shares (of which 4,559 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held by a retirement trust for the benefit of the reporting person. The reporting person disclaims beneficial ownership of the living trust’s and the partnerships’ shares except as to the reporting person’s pecuniary interest therein.

Note 6:  Includes 93,725 shares (of which 19,922 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in The Baker Revocable Trust of which the reporting person is a trustee and 144,941 shares (of which 59,103 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held by Saunders Holdings, L.P. of which the reporting person is a General Partner. The reporting person disclaims beneficial ownership of the trust’s and the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 7:  Includes 240,918 shares (of which 83,942 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in The Younger Living Trust of which the reporting person is the trustee, 29,639 shares held by a retirement trust for the benefit of the reporting person and 10,849 shares held by Yovest, L.P. of which the reporting person is the trustee of a trust which is the General Partner. The reporting person disclaims beneficial ownership of the living trust’s and the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 8:  Includes 496,332 shares (of which 148,210 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in The Coxe Revocable Trust of which the reporting person is a trustee, 13,818 shares held by Rooster Partners, LP of which the reporting person is a trustee of a trust which is the General Partner, 64,700 shares of director’s options which will be vested and exercisable on November 12, 2008, and 3,114 shares which were granted in lieu of Board of Directors fee payments. The reporting person disclaims beneficial ownership of the revocable trust’s, the partnership’s and the director’s options and compensation shares except as to the reporting person’s pecuniary interest therein. The reporting person shares pecuniary interest in the director’s options and compensation shares with other individuals pursuant to a contractual relationship.

Note 9:  Includes 63,095 shares (of which 21,739 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in the Gregory P. and Sarah J.D. Sands Trust Agreement of which the reporting person is a trustee, 6,697 shares held in the Gregory P. Sands Charitable Remainder Unitrust of which the reporting person is the trustee and 980 shares held by a retirement trust for the benefit of the reporting person. The reporting person disclaims beneficial ownership of the trust agreement’s and the unitrust’s shares except as to the reporting person’s pecuniary interest therein.

Note 10: Includes 18,472 shares (of which 10,092 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) owned by the reporting person individually, 27,663 shares (of which 4,960 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in The Gaither Revocable Trust of which the reporting person is the trustee, and 9,052 shares held by Tallack Partners, L.P. of which the reporting person is the General Partner. The reporting person disclaims beneficial ownership of the trust’s and partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 11: Includes 108,025 shares (of which 33,711 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in The White Family Trust of which the reporting person is a trustee and 4,974 shares held by a retirement trust for the benefit of the reporting person. The reporting person disclaims beneficial ownership of the family trust’s shares except as to the reporting person’s pecuniary interest therein.

Note 12: Includes 74,110 shares (of which 17,825 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in the Jeffrey W. and Christina R. Bird Trust Agreement of which the reporting person is a trustee. The reporting person disclaims beneficial ownership of the trust agreement’s shares except as to the reporting person’s pecuniary interest therein.

Note 13: Includes 35,852 shares (of which 15,255 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in The David and Robin Sweet Living Trust of which the reporting person is a trustee and 7,663 shares held by a retirement trust for the benefit of the reporting person. The reporting person disclaims beneficial ownership of the living trust’s shares except as to the reporting person’s pecuniary interest therein.

Note 14: Includes 9,052 shares held in the Sheehan 2003 Trust of which the reporting person is a trustee. The reporting person disclaims beneficial ownership of the trust’s shares except as to the reporting person’s pecuniary interest therein.